Exhibit 4.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference made to our firm under the caption “Independent Registered Public Accounting Firm” in Part B of the Prospectus and to the use of our report dated March 8, 2016, in this Registration Statement (Form S-6 No. 333-208944) of Smart Trust 226, comprising Smart Trust, New Jersey Municipal Portfolio of Closed-End Funds Trust, Series 8.

/s/ Grant Thornton LLP

Chicago, Illinois

March 8, 2016